Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into effective as of March 20, 2009 (the “Date of Execution”), by and between ICT GROUP, INC., a Pennsylvania corporation (hereinafter called “Company”), and JOHN J. BRENNAN, an individual (hereinafter called “Employee”).

W I T N E S S E T H

Employee has served the Company as its Chairman, President and Chief Executive Officer; Company wishes to continue to employ Employee and Employee wishes to continue in the employ of Company on the terms and conditions contained in this Agreement.

Employee and Company hereby acknowledge and agree that this Agreement shall supersede and replace in its entirety that certain Employment Agreement, dated March 13, 2006, by and between Employee and Company, that certain Amendment Number 1 to the Employment Agreement, dated December 28, 2008, by and between Employee and Company, and those certain letter agreements, dated January 6, 2009 and March 12, 2009, by and between Employee and Company (collectively referred to as the “Prior Employment Agreement”).

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

1. Employment. Company hereby continues to employ Employee as Chief Executive Officer, and Employee hereby accepts continued employment by Company, for the period of time and upon the terms, conditions and restrictions contained in this Agreement.

2. Duties and Responsibilities.

(a) Employee agrees to assume such duties and responsibilities normally associated with the position specified in Paragraph 1 above, and such additional duties, consistent with Employee’s position as Chief Executive Officer, as may be assigned to Employee by the Board of Directors of the Company (the “Board”) from time to time.

(b) During the employment period, Employee shall devote his full business time, skill and efforts to the business of Company. Notwithstanding the foregoing, Employee may (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed one percent (1%) of the outstanding voting stock) and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, serve on the boards of directors of other corporations.

3. Term. This Agreement and Employee’s employment hereunder shall be for a term of three (3) years, commencing on March 20, 2009 and ending on March 19, 2012 (the “Term”), unless sooner terminated as hereinafter provided.

4. Compensation and Benefits.

(a) Base Salary.

(i)

For all of the services rendered by Employee to Company, Employee shall receive a gross annual base salary in the amount equal to $695,000 (the “Base Salary”), provided that for the period from the Date of Execution through December 31, 2009, Executive shall receive a gross annual base salary of $500,000 (the “Temporary Base Salary”), less taxes and other deductions required by law, payable in reasonable periodic installments in accordance with Company’s regular payroll practices in effect from time to time. The Base Salary and Temporary Base Salary, as applicable, shall be prorated for any partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year. The Base Salary shall be reviewed by Company’s Board of Directors annually and may be increased (but not decreased except to the extent that such a decrease in compensation would not constitute Good Reason (as defined in Paragraph 10));

(ii)	with respect to compensation and benefit matters generally (including, but not limited to, matters addressed in Appendix A), the rights and obligations of the Board may be delegated to the Board’s Compensation Committee to the extent consistent with the Company’s governing instruments, and, in such event, all references in this Agreement to the Board with respect to compensation or benefits matters shall be deemed a reference to the Compensation Committee.

(b) Bonus Programs. In addition to Employee’s base salary, Employee shall be eligible and Company shall pay Employee bonuses in accordance with the bonus programs established and maintained by Company. The bonus (if any) shall be paid in accordance with the terms of the respective plan, but prior to March 15 of the calendar year following the calendar year in which the bonus is earned. These bonus programs may be modified by the Board and additional bonus programs may be implemented, provided that any such modifications or additional programs (individually or collectively) shall not result in a reduction in the bonuses, on an annual basis and viewed in the aggregate, for which Employee is eligible below those for which Employee was eligible under his employment agreement dated March 13, 2006. Employee also shall be eligible to participate in any equity compensation plans for management, in addition to the specific grant of equity compensation described in Appendix A; provided, however, that the Board shall retain discretion in determining whether, and to what extent, any additional grants of equity compensation/options (other than those described in Appendix A) are to be made to Employee, to the extent that such discretion is reserved to the Board by the terms of any such plan or program or is otherwise reserved by the Board.

(c) Benefit Programs. Throughout the Term of this Agreement, Employee shall be eligible to participate in the insurance and other benefit plans and programs specified in Appendix A hereto. In addition, Employee shall be eligible to participate in all other insurance and other benefit plans and programs as may be offered by Company to its employees, subject to their respective eligibility requirements, and other terms, conditions and restrictions. Employee also shall be eligible for any insurance, bonus, stock, equity compensation or benefit plan or program which is offered to any other senior executive of the Company, in addition to any items described in Appendix A; provided, however, that the Board shall retain discretion in determining whether, and to what extent, any additional grants of equity compensation/options (other than those described in Appendix A) are to be made to Employee, to the extent that such discretion is reserved to the Board by the terms of any such plan or program or is otherwise reserved by the Board.

(d) Incentive Programs. Employee shall be eligible to participate in the Company’s long-term incentive program (the “LTIP”) and in the Company’s ongoing quarterly incentive plan (the “QIP”). Any bonus payable under the QIP for the 2009 fiscal year shall be based on the salary earned by Employee during that quarter. The Administrator (as that term is defined in the LTIP) has not yet established Employee’s target LTIP performance award amount for the 2009 fiscal year, which shall be expressed as a percentage of Base Salary. Unless the parties agree otherwise, any bonus payable under the LTIP for the 2009 fiscal year of the Company shall be based upon the Base Salary.

(e) Vacation Accrual. Employee shall accrue vacation pay at a rate of two and one-half (2 1/2) days per full-month of employment, with the use and carryforward, if any, of such vacation time to be subject to the Company’s vacation policy as it exists from time to time.

(f) Code of Conduct. Employee shall comply with the terms of the Company’s Code of Conduct and Code of Ethics (or any successor(s) to such documents), as such documents may be revised from time to time.

(g) Reimbursement of Certain Expenses. Company shall reimburse Employee for actual expenses incurred with regard to personal financial planning, which shall include tax and estate and gift planning and return preparation, up to a maximum of $25,000 per calendar year and to pay all applicable taxes on such compensation. Company also shall reimburse Employee for reasonable attorneys’ fees incurred by him in connection with the re-negotiation of this Employment Agreement and to pay all applicable taxes on such additional compensation.

5. Reimbursement of Expenses Generally. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee’s duties hereunder upon receipt of vouchers therefor satisfactory to Company and in accordance with Company’s regular reimbursement procedures and practices in effect from time to time. All such payments shall be made by Company within thirty (30) days of Company’s receipt of appropriate documentation establishing Employee’s payment of the amounts for which he seeks reimbursement.

6. Termination of Employment Generally.

(a) Company Obligations Upon Termination By Company Not For Willful Misconduct; Expiration of the Term; or Termination by Employee For Good Reason. Excluding termination of employment events described in Paragraph 11 which are in connection with a Change of Control (as defined in Paragraph 11(c)), if, (1) during the Term, Company terminates Employee’s employment not for Willful Misconduct (as defined in Paragraph 9) following Company providing Employee with thirty (30) days’ written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such thirty (30) days, (2) unless the parties mutually agree otherwise, Employee and Company do not renew this Agreement after the expiration of the Term, Company shall terminate Employee’s employment not for Willful Misconduct, provided, however, Company does not have grounds to terminate Employee’s employment for Willful Misconduct or other material issues, or (3) during the Term, Employee terminates his employment for Good Reason pursuant to Paragraph 10, Company shall pay and Employee shall be entitled to receive the following payments and benefits and Employee shall be subject to the following conditions; provided, however, certain payments to Employee may be required to be delayed pursuant to Paragraph 17(n)(iii):

(i)	Salary Continuation. Employee shall be entitled to continue to receive his Base Salary for a period of thirty-six (36) months immediately following Employee’s date of termination of employment (the “Severance Period”). Payments of Base Salary during the Severance Period shall be paid pursuant to Company’s normal payroll practices, with the first payment being paid on the first payroll date following Employee’s date of termination.

(ii)	Bonus Amount. Employee shall receive an amount equal to the combined average of Employee’s bonuses for the preceding two (2) years including amounts earned under the LTIP, and shall be due and payable to Employee only if the Board has determined with respect to the Severance Period that the financial performance of the Company justifies the payment of bonuses to other employees of the Company under applicable bonus plans. The amount payable (if any) under this Paragraph 6(a)(ii) shall be in equal installments over the Severance Period and shall be paid pursuant to Company’s normal payroll practices, with the first payment being paid on the first payroll date following Employee’s date of termination.

(iii)

COBRA. Employee shall be entitled to continue to receive health and dental benefits under Company’s health and dental plans throughout the Severance Period at the level in effect immediately prior to Employee’s date of termination. To the fullest extent permitted by applicable law, such coverage shall be available to all family members and dependents on the same terms as applicable immediately prior to Employee’s date of termination. Employee shall pay to Company on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) cost of continued health and dental coverage under the health and dental plans of Company. The first such payment shall be paid to Company on the last day of the month in which Employee’s date of termination occurs. Employee shall receive a monthly reimbursement payment during the Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of Company, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee. Reimbursements under this Paragraph 6(a)(iii) shall commence on the first payroll date occurring in the month following the month in which Employee’s date of termination occurs and, shall continue until the end of the Severance Period. The COBRA continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) shall begin coincident with (i) the first day of the month following the last day of the Severance Period, or (ii) the first day of the month following the commencement of coverage with another employer, whichever occurs first. Any long-term disability or short-term disability benefits provided to Employee cease on the last day worked.

(iv)	Company Obligations. During the Severance Period, Company shall continue to pay the cost of all (A) applicable perquisites for Employee in effect immediately prior to Employee’s date of termination and (B) premiums associated with any disability or life insurance coverage policies for the benefit of Employee in effect immediately prior to Employee’s date of termination.

(v)	Equity. Employee shall become one hundred percent (100%) vested in any amount to his credit under the LTIP, all Restricted Stock or Restricted Stock Units under Appendix A, and any other equity or equity based awards that may have been granted to Employee.

(vi)	Restrictive Covenants. The termination of Employee’s employment with Company in any circumstance shall not release Employee from Employee’s obligations and restrictions under Paragraphs 12 and 13 of this Agreement or under any other binding agreement or common law obligation to which Employee is subject.

(vii)	General Release of Claims. The payments and provision of benefits shall be conditioned on the execution and non revocation of a waiver and general release of claims by Employee (in the form specified by Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release”).

(b) Company Obligations Upon Termination By Employee For Other Than Good Reason. Employee may terminate his employment for other than Good Reason under this Agreement upon six (6) months written notice to Company. If, during the Term, Employee terminates his employment for other than Good Reason, Company shall pay and Employee shall be entitled to receive the payments and benefits described in Paragraph 6(a) and Employee shall be subject to the conditions described in Paragraph 6; provided, however, that “Severance Period” shall mean for all purposes the period of time through the expiration of Employee’s obligations under Paragraphs 13(a) and 13(d); provided further, certain payments to Employee may be required to be delayed pursuant to Paragraph 17(n)(iii).

(c) No Off-Set. Employee shall have no obligation to make efforts to obtain replacement income (through employment or other sources) during the period in which Employee receives post-termination payments or benefits from Company and there shall be no offset for replacement income (through employment or other sources) derived; provided, however, that Company’s obligation to continue to make any payments or provide benefits under this Agreement shall cease as of the date on which Employee is determined in accordance with Paragraph 15 hereof, to have engaged in activity that constitutes a material breach of his obligations under Paragraphs 13(a) or 13(d) of this Agreement.

(d) Employee’s Change in Status. If Employee’s termination of employment is as a result of a Change in Status, he shall nevertheless be entitled to the benefits described in Paragraphs 6(a) or 6(b) as applicable and such Change in Status shall not be viewed as disqualifying him for such benefits. He shall continue to vest with reference to his post-employment service as a non-employee director of the Company or as a consultant to the Company in all amounts to his credit under the LTIP, in all Restricted Stock and Restricted Stock Units under Appendix A, and in any other equity or equity based awards that may have been granted to him. In the event of Employee’s Change in Status, he shall be issued the full amount of stock units for which he is eligible under the terms of Appendix A and the LTIP at the time of his Change in Status taking into account (i) applicable performance criteria for those awards; and (ii) Employee’s vesting in such awards with reference to his continuing service with the Company after his Change in Status. In addition, Employee shall be entitled to receive each grant described in subparagraph (A)(1)(a) of Appendix A (and to continue to earn such grant with reference of Company performance during the relevant fiscal year of the Company) for the year in which his Change in Status occurs if he has completed at least six (6) months of service as Chief Executive Officer during such year, with such grant prorated to reflect such partial year of service. Further, if, prior to the Change in Status, Employee has completed one (1) full year of service in the position of Chief Executive Officer during any LTIP performance period, then he shall be entitled to earn the remainder of the LTIP grant for that performance period as if he had remained employed by the Company for the entire performance period. For purposes of this Agreement, “Change in Status” shall be defined as the occurrence of either of the following: (i) Employee’s termination of employment with the Company under circumstances in which Employee remains in the service of the Company as a non-employee member of the Board or as a consultant of the Company; or (ii) Employee’s continued employment with the Company on or after the termination of Employee’s employment as Chief Executive Officer.

7. Inability. Company shall have the right to terminate Employee’s employment because Employee incurs an Inability (as defined in this Paragraph 7) pursuant to this Paragraph. If, during the Term, Company terminates Employee’s employment because Employee incurs an Inability, Company shall pay and Employee shall be entitled to receive the payments and benefits described in Paragraph 6(a) and Employee shall be subject to the conditions described in Paragraph 6; provided, however, certain payments to Employee may be required to be delayed pursuant to Paragraph 17(n)(iii). For purposes of this Agreement, “Inability” shall mean that Employee is unable to perform the essential functions of his position as Chief Executive Officer, with or without reasonable accommodations, for whatever reason, for a period of thirteen (13) consecutive weeks or for a cumulative period of nineteen (19) weeks during any twelve (12) month period, or if Company determines in good faith based on a reasonable written determination by a reputable physician (the “Determination”), prior to the expiration of either of such periods, that such inability of Employee is of a long-term or permanent nature which is likely to extend beyond either of such periods and Employee is unable to perform the essential functions of his position as Chief Executive Officer, with or without reasonable accommodations. The Determination must be based upon a written determination by a reputable physician selected by the Company, provided, however, that if Employee disagrees with the Determination, Employee must submit within ten (10) business days after receipt of the Determination a written assessment by a reputable physician disagreeing with the Determination (the “Disagreement Notice”), in which case the two physicians and the parties (or their representatives) shall attempt to resolve the matter. If such resolution is not reached within ten (10) business days after the receipt of the Disagreement Notice, the two physicians shall immediately at the end of such ten (10) business day period jointly identify a third reputable physician with whom neither physician has an economic or referral relationship to resolve the matter, and that physician’s written determination, which shall be made within ten (10) business days after that physician first received written notice of such disagreement, shall be final and binding on the parties.

8. Death. If, during the Term, Employee dies, Company shall have no further obligations or liabilities to Employee’s estate or legal representative or otherwise after the date of his death, except as follows: Employee’s estate shall be entitled to receive: (i) all monies owed in terms of salary, bonuses and otherwise, (ii) a lump sum payment in an amount equal to twelve (12) months’ Base Salary, (iii) a prorated payment of any bonuses earned for the period prior to Employee’s death, and (iv) full vesting of all amounts credited to Employee under the LTIP and of all Restricted Stock or Restricted Stock Units issued to him as of the date of death. Any such lump sum cash payment shall be paid by Company within sixty (60) days following Employee’s death. In addition, the rights of

Employee’s estate or beneficiary under any employee benefit or equity compensation plan or arrangement (including, but not limited to, any vested stock options held by Employee) maintained by the Company shall be determined under the relevant plan and ancillary agreements. Employee’s estate or legal representative or otherwise shall also be entitled to receive any earned but unpaid post-termination payments following commencement of severance from Company in the event of Employee’s death. Notwithstanding the foregoing, Employee’s estate or legal representative or otherwise shall be entitled to receive the payments and benefits in the amount, in the form and at the time described in Paragraph 11(a) of this Agreement in the event Employee dies at any time during the seven (7) month period immediately following the date of a Change of Control, provided that (A) the Change of Control occurs during the Term and (B) Company has not terminated Employee’s employment for Willful Misconduct during such period.

9. Discharge For Willful Misconduct. Company may discharge Employee at any time without prior notice for Willful Misconduct. In the event Company terminates Employee’s employment for Willful Misconduct, Company shall have no further obligations or liabilities to Employee after the date of his termination. The termination of Employee’s employment with Company pursuant to this Paragraph 9 shall not release Employee from Employee’s obligations and restrictions under Paragraphs 12 and 13 of this Agreement or under any other binding agreement or common law obligation to which Employee is subject. For purposes of this Agreement, “Willful Misconduct,” shall mean the occurrence of any of the following events, Employee’s commission of any fraud, misappropriation, embezzlement, self-dealing or conviction of a crime of moral turpitude.

10. Termination By Employee For Good Reason. Employee may terminate his employment under this Agreement at any time by providing Company with thirty (30) days’ written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such thirty (30) days. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a material diminution in Employee’s salary and benefits (i.e., a reduction of twenty percent (20%) or more); provided, however, that such a reduction which is part of a general salary or benefit reduction applicable to all senior executives of the Company or to which Employee expressly consents shall not be deemed to constitute Good Reason; (ii) a material diminution in Employee’s duties and responsibilities which change would materially reduce Employee’s stature, importance and dignity within Company; (iii) a material breach of the Company’s obligation to pay compensation or provide benefits to Employee under this Agreement; or (iv) a Change of Control that does not constitute a Designated Change of Control (as defined in Paragraph 11(d)), provided, however, in the case of each of (i) through (iii) above, a termination by Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) Employee provides Company with written notice of the intent to terminate on account of Good Reason within thirty (30) days following the initial occurrence of such event or omission, which notice shall identify the event or omissions constituting the reason for Good Reason and (B) Company fails to remedy such events or omissions constituting Good Reason within a period of thirty (30) days following receipt of the written notice from Employee (the “Cure Period”). In the event of the foregoing, Employee’s employment shall terminate on the first business day immediately following the expiration of the Cure Period, unless Company designated an earlier termination date during the Cure Period. However:

(a) In no case shall payment of the Temporary Base Salary during the period specified in Paragraph 4(a)(i) (or during any subsequent period in which a temporary base salary is applicable and has been agreed to by Employee) constitute Good Reasons or otherwise be deemed to result in a breach of any obligation of Company or claim on Employee’s behalf against Company; or

(b) Any material diminution in Employee’s salary and benefits, without regard to whether such diminution is in connection with a general salary or benefit reduction applicable to all senior executives of the Company, occurring during the seven (7) months following a Change of Control shall constitute Good Reason for Employee to terminate his employment hereunder.

11. Termination of Employment In Connection With a Change of Control.

(a) Change of Control Payments. Notwithstanding the other provisions hereof:

(i)	If, (1) Company terminates Employee’s employment not for Willful Misconduct within twenty four (24) months following a Change of Control, (2) Employee terminates his employment for Good Reason within twenty four (24) months following a Change of Control, or (3) Employee voluntarily terminates his employment for any reason during the thirty (30)-day period immediately following the date six (6) months after a Designated Change of Control, provided that, in each case, the Change of Control occurs during the Term, Company shall pay and Employee shall be entitled to receive the payments and benefits described in Paragraph 6(a) and Employee shall be subject to the conditions described in Paragraph 6.

(ii)	For the avoidance of doubt, it is understood and agreed that (1) if a Change of Control is a Designated Change of Control, and Employee continues to provide services to the Company under the terms of this Agreement for a period of six (6) months immediately following that Designated Change of Control, and, during a period of thirty (30) days immediately following that six (6) months Employee terminates his employment for any reason, he shall receive the payments and benefits described in Paragraph 6(a), and (2) nothing in Paragraph 11(a)(i)(3) shall be construed to limit (a) Employee’s right to terminate his employment for Good Reason under Paragraph 11(a)(i)(2) in accordance with Paragraphs 10(i), (ii) or (iii), or Employee’s rights to receive the payments and benefits described in Paragraph 6(a) upon such a termination of employment; or (b) Employee’s rights to receive payments and benefits under Paragraph 6(b).

(iii)

All amounts paid upon Employee’s termination of employment as described in Paragraphs 6(a)(i), (ii) and (iii) shall be payable in a single lump sum payment within sixty (60) days following Employee’s date of termination instead of equal installments; provided further, certain payments to Employee may be required to be delayed pursuant to Paragraph 17(n)(iii). Notwithstanding the foregoing, in the event a single lump sum payment of the amounts described in Paragraph 6(a)(i) is impermissible under section 409A of the Code, Employee shall be entitled to receive such amounts as follows, subject to the conditions set forth in the preceding sentence: (A) Base Salary continuation for a period of twelve (12) months immediately following Employee’s date of termination of employment, whereby such installment payments are payable pursuant to Company’s normal payroll practices, with the first payment being paid on the first payroll date following Employee’s date of termination and (B) a single lump sum payment equal to twenty-four (24) months of Base Salary payable within sixty (60) days following Employee’s date of termination of employment. Amounts necessary to fulfill the Company’s obligations under (A) and (B) of the immediately preceding sentence shall be placed in escrow with a bank or similar escrow or trust arrangements with instructions to pay those amounts to Employee as they become due under that provision; provided, however, that such escrow or trust arrangement shall be structured in a manner to comply with section 409A of the Code.

(b) Parachute Payment. In the event that it shall be determined that any payment or distribution by or on behalf of Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but in no event to less than zero) to the Reduced Amount (as hereinafter defined), provided that the reduction shall be made only if the applicable accounting firm (as described below) determines that the reduction is advantageous to Employee. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payments under this

Agreement to be subject to the Excise Tax (as hereinafter defined). The term “Excise Tax” shall mean the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Employee shall be entitled, in lieu of such Payment, to a payment or distribution equal to the Reduced Amount. Any reduction of payments and/or benefits made by this Paragraph 11(b) shall occur in the following order: (i) reduction of cash payments and (ii) reduction of other benefits paid to Employee. In the event that acceleration of vesting of any equity awards is to be reduced, such acceleration of vesting shall be cancelled in reverse order of the date of grant for Employee’s equity awards. All determinations to be made under this Paragraph 11(b) shall be made by an independent registered public accounting firm selected by Company immediately prior to the Change of Control. Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Company and Employee shall furnish to the accounting firm such information and documents as the accounting firm may reasonably request in order to make a determination. Company shall direct the accounting firm to submit its determination and detailed supporting calculations to Company and Employee within fifteen (15) calendar days after the Change of Control, if applicable, and any other such time or times as may be requested by Company or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Company.

(c) For purposes of this Agreement, “Change of Control” shall be deemed to have occurred if:

(i)

Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Employee becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange

Act), directly or indirectly, in one or more related transactions, of securities of the Company representing more than fifty percent (50%) of the voting power of the then outstanding securities of the Company;

(ii)	The consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not, viewed in the aggregate, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders directly or indirectly to more than fifty percent (50%) of the voting power of the surviving corporation, (even if such acquiring shareholders held shares in the Company prior to the transaction) or (B) a sale or other disposition of all or substantially all of the assets of the Company;

(iii)

Persons who, as of the Date of Execution constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board, provided that any person becoming a director of the Company subsequent to the Date of Execution shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors at the time of such approval; provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company’s Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in section 13(d) and 14(d) of the Exchange Act) other than the Company’s Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iv)	The consummation of any other transaction which, in the reasonable judgment of the Company’s Board (but excluding Employee), effectively constitutes a Change of Control of the Company;

provided, however that any such transaction constitutes a “change in control event” within the meaning of section 409A of the Code.

(d) For purposes of this Agreement, the term “Designated Change of Control” shall mean a Change of Control the consummation of which has been approved or recommended to the Company’s shareholders by the Board or a duly constituted committee of the Board appointed for the purpose of considering the transaction constituting the Change of Control.

12. Company Property.

(a) All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation, data processing reports, client sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Employee’s employment hereunder, are and shall remain the sole and confidential property of Company.

(b) Immediately upon termination of Employee’s employment, whether by Employee or Company, whether during the then current term of this Agreement, upon expiration of its then current term or subsequent to its expiration, Employee shall deliver to Company all Company property (for example, keys and credit cards) and all documents, books, records, lists, computer programs and other documents relating to Company’s business, regardless of where or by whom said writings were kept or prepared, retaining no copies.

(c) In the event Employee receives notice from Company that his employment is or will be terminated or Employee provides Company with notice of his intent to resign, within ten (10) days of receiving or providing such notice, and thereafter as may be requested by Company, Employee shall provide Company with a list of all clients and potential clients with whom he is working and/or negotiating and a summary of the status of each matter with which he is involved, directly or indirectly.

13. Restrictive Covenants, Trade Secrets, Etc.

(a) For a period of one (1) year after the termination of his employment with Company, for any reason whatsoever, whether during the then current term of this Agreement, upon expiration of its then current term or subsequent to its expiration, whether by Employee or Company, Employee shall not, for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity, participate in any of the following activities: (i) hire any employee of Company or otherwise induce or attempt to influence any employee of Company to terminate his or her employment with Company; (ii) divert, solicit, or do any business of the type done by the Company with any current, former (within two (2) years of the date of termination), or potential (engaged in discussion with Company as of the date of termination) client of Company; or (iii) cause or attempt to cause any current, former, or potential client to refrain from doing business with Company. In light of the fact that the clients of Company will be engaged in operations worldwide and Company will be contacting potential customers for its clients throughout the world, the restrictions set forth in this Paragraph 13(a) shall apply worldwide.

(b) During his employment and for a period of two (2) years thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any material referred to in Paragraph 12 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of clients or customers or any data on or relating to past, present or prospective clients or customers or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company. The provisions of this Paragraph 13(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by Employee in breach of this Paragraph 13(b); (ii) information disseminated by Company to third parties in the ordinary course of business; (iii) information lawfully received by Employee from a third party who, based upon inquiry by Employee, is not bound by a confidential relationship to Company; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Employee.

(c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during his employment with the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques, except that Company shall reimburse Employee for any expenses which Employee may incur in vesting absolute title thereto in Company.

(d) For a period of one (1) year after the termination of his employment with Company, for any reason whatsoever, whether during the then current term of this Agreement, upon its expiration or subsequent to its expiration, whether by Employee or Company, Employee shall not engage in or be financially interested in any business which is engaged in the business of telemarketing in any country in which the Company has an active operation. The provisions of this Paragraph 13(d) shall not prohibit Employee from acting as a passive investor, including ownership of not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company.

(e) Employee acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b), (c) and (d), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefor acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

(f) Employee agrees that if any or any portion of the foregoing covenants or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s). If the covenant is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.

(g) If Employee violates any of the restrictions contained in the foregoing subparagraph (a), (b) or (d), the restrictive period shall not run in favor of Employee from the time of the commencement of any violation until such time as the violation shall be cured by Employee to the satisfaction of Company.

14. Indemnification. Employee shall be entitled to indemnification in accordance with the terms of the Company’s By-Laws (or other provisions of its governance documents) as they stand as of the Date of Execution of this Agreement except to the extent such indemnification would be violation of applicable law.

15. Dispute Resolution. Except as provided in Paragraph 13(e), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its costs, fee and expenses in connection with such arbitration unless the order of the arbitrator provides otherwise.

16. Prior Agreements. Employee represents to Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder; (b) there are no agreements, restrictions or understandings whatsoever to which Employee is a party which place any limitations as to the companies or individuals with whom he may do business; (c) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party and by which he is bound; and (d) he is free and able to execute this Agreement and to enter into employment by Company.

17. Miscellaneous.

(a) Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party. No waiver shall be valid unless in writing and signed by Employee and a representative of the Company authorized to sign on behalf of the Company by the Company’s Compensation Committee.

(b) Controlling Law. This Agreement and all questions relating to validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed in the case of Company, to the Company’s Compensation Committee with a copy to the Company’s General Counsel, at the Company’s principal place of business, and in the case of Employee, to 1513 Harvest Drive, Yardley, Pennsylvania 19067.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee his heirs and legal representatives.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, any prior employment agreement(s) between Employee and Company. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing and signed by Employee and a representative of the Company authorized by the Company’s Compensation Committee to sign such modification or amendment on behalf of the Company.

(h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Survival. The covenants contained in Paragraphs 12 and 13 shall survive the expiration of this Agreement and the termination of Employee’s employment.

(j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such Holiday.

(k) Consolidation or Merger. Nothing in this Agreement shall preclude Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “the Company,” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

(l) Ownership of Stock or Stock Options. Except as expressly provided for in this Agreement, nothing in this Agreement shall affect, change, diminish or eliminate any rights which Employee currently has, previously had or subsequently may have with regard to stocks, stock options or other ownership interests pursuant to other agreements, plans or trusts.

(m) Clawback Provision. Notwithstanding any provision to the contrary herein, in the Company’s 2006 Equity Compensation Plan or in any applicable grant agreement, in addition to other remedies described in this Agreement, if at any time Employee breaches any provisions of Paragraphs 12, 13 or 16 or otherwise engages in activities or conduct that constitutes Willful Misconduct, all outstanding unvested and unexercised equity rights (including, but not limited to, stock options, restricted stock, and restricted stock units) held by Employee as of such date shall terminate, and Company may rescind (i) the exercise and/or vesting of any equity right and the delivery of shares of the Company’s common stock upon such exercise or vesting (the “Shares”) and (ii) the payment of any bonus or incentive compensation amounts provided to Employee, in either case, within one (1) year after Employee breaches such provisions or engages in such activity or conduct. For purposes of this Paragraph 17(m), the term “Shares” shall include without limitation any shares or other property received by Employee with respect to the shares covered by Employee’s equity rights as a result of a stock split or other similar transaction. In the event of any such rescission, Employee shall return to Company the amount of any bonus or incentive compensation and the Shares received upon the exercise or vesting of Employee’s equity rights, or if Employee no longer owns the Shares, Employee shall pay to Company the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares (or, in the event Employee transfers the Shares by gift or otherwise without consideration, the fair market value of the Shares on the date of the breach or activity or conduct), net of the price originally paid by Employee for the Shares. The payment shall be made in such manner and on such terms and conditions as may be required by Company. Company shall be entitled to set off against the amount of any such payment any amounts otherwise owed to Employee by Company.

(n) Section 409A of the Code.

(i)	Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(ii)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the calendar year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)

To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. § 1.409A-1((b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Employee during the six month period following Employee’s date of termination of employment that does not qualify within either of the foregoing exceptions from being deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Employee’s termination of employment, Employee is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of Company in accordance with Company’s specified employee determination policy), then Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6)-month period following Employee’s “separation from service” with Company (as defined under section 409A of the Code) for six (6) months following Employee’s “separation from service” with Company. The Excess Amount shall be paid in a lump sum to Employee within thirty (30) days following the date that is six (6) months following Employee’s “separation from service” with Company. If Employee dies during the postponement period prior to the payment of the Excess Amount, the Excess Amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement in Newtown, Pennsylvania on the date first above written.

ICT GROUP, INC.

By:
Chairman, Compensation Committee	John J. Brennan

APPENDIX A

A.	GRANT OF RESTRICTED STOCK OR RESTRICTED STOCK UNITS:

1. The Company agrees to take all appropriate steps to cause a grant of restricted stock or restricted stock units under the terms of the Company’s 2006 Equity Compensation Plan or successor plan, if applicable (the “Plan”) to be made to Employee by the Committee (as that term is defined in the Plan) on the respective dates indicated below (the “Date of Grant”), each such stock grant to be subject to the terms and conditions of the Plan, and consistent with the terms and conditions of the applicable form of Grant Letter (as that term is defined in the Plan), except that each such stock grant shall, to the extent permissible under the terms of the Plan, be granted on the following terms and conditions:

(a) Employee shall be entitled to grants of the following incentive amounts:

(i)	150,000 stock units as of the Date of Execution, which shall vest twenty-five percent (25%) per year on each of the first four anniversaries of the Date of Execution, provided that Employee is employed on the relevant anniversary date or has continued to provide service to the Company following a Change in Status or is otherwise entitled to vesting under this Agreement, with the stock units, when and if vested, paid to Employee as follows: (A) subject to subparagraph (ii) below, fifty percent (50%) in cash, based on the number of stock units vesting on the relevant date and valued at the fair market value of the Company’s stock on the vesting date, payable to Employee within thirty (30) days of the vesting date; and (B) fifty percent (50%) in stock, which shall be paid to Employee within thirty (30) days of the vesting date, unless Employee has made a valid deferral election under the terms of a relevant Company deferred compensation arrangement.

(ii)	In the event that the amount described in subparagraph (i) above is otherwise payable to Employee at a time at which some or all of such amount would be nondeductible under Section 162(m) of the Code, then payment of such nondeductible amount (limited to fifty percent (50%) of the aggregate amount otherwise payable in any taxable year to Employee pursuant to subparagraph (i)) shall be deferred until such following year in which the deferred amount may be paid without adverse tax effects to the Company, and if and when payable without such adverse effects, shall be paid within thirty (30) days of the relevant anniversary date falling within the year in question, with Employee retaining the discretion to determine which form of payment (stock or cash) shall be deferred.

(iii)

Subject to meeting the applicable performance and vesting criteria set forth below, 75,000 restricted stock units under the LTIP shall be issued on the first anniversary of the Date of Execution, and shall vest in equal parts in each of the second, third and fourth anniversaries of the Date of Execution contingent upon the Company’s financial performance for the 2009 fiscal year of the Company, with Employee to receive one hundred percent (100%) of the restricted stock units in the event of attainment of ninety percent (90%) or more of the pre-tax earnings target contained in the annual business of plan for the 2009 fiscal year (the “2009 Target”) reducing to twenty-five percent (25%) of the restricted stock units in the  event of attainment of seventy percent (70%) of the 2009 Target, with no restricted stock units to be granted in the event of attainment of less than seventy percent (70%) of the 2009 Target, and with the number of restricted stock units to be granted for attainment between seventy percent (70%) and ninety percent (90%) of the 2009 Target to be interpolated based on the above range.

(iv)	Subject to meeting the applicable performance and vesting criteria below, 75,000 restricted stock units under the LTIP shall be issued on the second anniversary of the Date of Execution, and shall vest in equal parts in the third and fourth anniversaries of the Date of Execution contingent upon the Company’s financial performance for the 2010 fiscal year of the Company, with Employee to receive one hundred percent (100%) of the restricted stock units in the event of attainment of ninety percent (90%) or more of the pre tax earnings target contained in the annual business of plan for the 2010 fiscal year (the “2010 Target”) reducing to twenty five percent (25%) of the restricted stock units in the event of attainment of seventy percent (70%) of the 2010 Target, with no restricted stock units to be granted in the event of attainment of less than seventy percent (70%) of the 2010 Target, and with the number of restricted stock units to be granted for attainment between seventy percent (70%) and ninety percent (90%) of the 2010 Target to be interpolated based on the above range.

(b) The grants described in subparagraphs (a)(iii) and (iv) shall be issued under the LTIP and shall be subject to such additional terms and conditions as are set forth in such plan; provided, however, that all such grants shall be subject to the vesting schedule described above and Employee shall continue to vest in any such unvested grants with reference to his service to the Company following a Change in Status; provided further, however, that all such grants shall become fully vested and nonforfeitable upon the occurrence of any of the following:

(i)	Employee’s termination (A) not for Willful Misconduct; or (B) for Good Reason;

(ii)	Employee’s death or termination due to Disability; or

(iii)	The occurrence of a Change of Control.

(c) In the event of a material change in the capitalization of the Company (including, but not limited to, a public offering, stock split or spin-off), the Committee shall reduce or increase the grant as deemed appropriate in light of the relevant transaction to avoid any material increase or decrease in the benefits to which Employee is entitled hereunder.

2. The Company shall also take all appropriate steps to cause the Committee to approve the restricted stock (or restricted stock unit) grants as described above, and subject further to Employee’s continued employment by the Company (or service with the Company, if applicable) as of the date of each such grant. If there are insufficient shares of Common Stock to make such grants under the Plan, those grants will be made in cash, subject to the same vesting and payment conditions as if made in restricted stock or restricted stock units; provided, however, that if, in the reasonable judgment of the Board, payment of such grants in cash would result in an unacceptable level of illiquidity to the Company, the Board shall notify Employee of such determination, and the parties shall negotiate in good faith to reach agreement on a payment structure that will avoid such risks to the maximum extent consistent with (a) the Company’s payment obligations to Employee; and (b) the requirements of section 409A of the Code and other provisions of applicable law.

B.	BENEFIT PLANS AND POLICIES:

1. Employee shall be eligible to participate in all of the Company’s benefit plans and policies, including, but not limited to, the Company’s health insurance plan, life insurance plan, short-term disability plan and long-term disability plan as such plans shall exist from time to time.

2. In addition to the foregoing, Employee is entitled to the following benefits:

(a) The Company will continue to lease for Employee in the Company’s name a luxury car; Company is responsible for the full cost of the lease as well as the full cost of insurance and any and all repairs.

(b) The Company will continue to pay in full the premiums for Employee’s whole life insurance policy with Manufacturers’ Life Insurance Company, which policy has a face value of $500,000 to be paid to Employee’s Estate upon the death of Employee.

(c) The Company will continue to pay the premiums associated with Employee’s individual disability policy with Phoenix Home Life Insurance Company to ensure the continuation of the level of disability coverage existing as of the date of the execution of this Agreement; in the event that Phoenix Home Life Insurance Company should terminate this disability policy for any reason, the Company will pay all expenses in connection with the purchase of a replacement policy which provides substantially identical coverage to Employee.

(d) The Company will continue to pay Employee additional compensation in an amount sufficient for Employee to pay the premiums for a face amount of $10 million (or such lesser amount as Employee shall agree can be obtained on reasonably economic terms) of insurance policies on his life, or any comparable replacement insurance thereof, unless Employee is then uninsurable or the coverage cannot be obtained on reasonably economic terms.

ICT GROUP, INC.

By:
Chairman, Compensation Committee	John J. Brennan

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